Exhibit 99.05

May 17, 2005

Board of Directors
VERITAS Software Corporation
350 Ellis Street
Mountain View, CA 94043

Re:	Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-122724) of Symantec Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 15, 2004, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of VERITAS Software Corporation (the “Company”) of the exchange ratio of 1.1242 shares of common stock, par value $0.01 per share, of Symantec Corporation (“Symantec”) to be received for each Share pursuant to the Agreement and Plan of Reorganization, dated as of December 15, 2004, among Symantec, Carmel Acquisition Corp., a wholly owned subsidiary of Symantec, and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Opinion of Financial Advisor to the Board of Directors of VERITAS,” “The Merger – Background of the Merger,” “The Merger – Other Factors Considered by the VERITAS Board” and “The Merger – Opinion of Financial Advisor to the Board of Directors of VERITAS” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving

Board of Directors
VERITAS Software Corporation
May 17, 2005

such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)